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                                                                    EXHIBIT 99.1


YES! ENTERTAINMENT APPOINTS MARK SHEPHERD CEO

PLEASANTON, Calif.--(BUSINESS WIRE)--Sept. 3, 1998--YES! Entertainment (NASDAQ:
YESS - news) today announced that the Board of Directors has appointed Mark C. Shepherd as Chief Executive Officer of the Company.

In addition, Mr. Shepherd will serve as a Director of the Company. Concurrent with this announcement, Donald D. Kingsborough has resigned as Chief Executive Officer and Chairman of the Board. He is replaced as Chairman by current Board member Gary L. Nemetz, who is a General Partner with DCC Growth Fund, L.P.

With his new position, Mr. Shepherd will continue to perform the duties of Chief Operating Officer and will appoint a Chief Financial Officer at a later date. Mr. Kingsborough will remain on the Board of Directors and will continue to provide the Company with the benefit of his industry experience.

Mark Shepherd commented, "We recently completed a capital infusion of $3 million and an agreement that ends all outstanding disputes with the holders of the Company's Preferred Stock and 5% Convertible Debentures. This resolution allows us to focus on the core business and to continue exploring options to increase shareholder value. We also expect to complete, on or before September 15, 1998, a working capital line with the majority holder of the Company's Preferred Stock."

All terms of the transaction will be detailed in an 8K filing with the Securities and Exchange Commission.

Shepherd continued, "Since I have been with YES!, we have made great progress in lowering our break-even to match our expected revenue level. This new working capital line will give us the flexibility to focus on the business and leverage our strong core brand names such as Yak Bak(R), Power Penz(R), and Air Vectors(TM). During the year, we introduced W-3 Wild Water Weapons(TM) and Fistful of Aliens(TM), a collectible action figures/game combination. We see an opportunity to balance the cyclicality of our business as Water Weapons are counter seasonal. We are encouraged about the positive reception of Fistful of Aliens, specifically on the international front."

"Late in the third quarter we will begin shipping The New World of Teddy Ruxpin. We believe this product gives us a tremendous opportunity to break into the Interactive Feature Plush category, which is one of the fastest growing segments in the Feature Plush category," Shepherd added.

The Company also announced the appointment of Stuart J. Chasanoff and Barrett N. Wissman, of HW Partners, L.P., to the Board of Directors as representatives of the Preferred shareholders.


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In addition, David C. Costine has resigned from the Company's Board. The addition of Messrs. Shepherd, Chasanoff and Wissman, brings YES!'s Board membership to six.

"We welcome Stuart and Barrett to the Board. Their expertise will provide the Company with valuable insight and direction," Shepherd concluded.

Mr. Shepherd joined YES! in October of 1997 as Chief Operating Officer and was named Chief Financial Officer in April 1998. Prior to joining YES!, Mr. Shepherd was Senior Vice President - Finance for Einstein/Noah Bagel Corp. (Nasdaq:ENBX - news) where he was responsible for operations finance, procurement, distribution and manufacturing operations for this multi-unit bagel retailer. Prior to that, he was Vice President/Chief Financial Officer for Noah's Pacific L.L.C./Noah's Bay Area L.L.C. From 1992 to 1995, Mr. Shepherd was Senior Vice President and Chief Financial Officer for Lewis Galoob Toys, Inc. (NYSE:GAL - news).

YES! Entertainment Corporation develops, manufactures and markets toys and other children's products, including a variety of interactive products. YES! uses innovative technology to design products that are fun for children and build on their natural creativity.

This press release includes certain forward looking statements about the Company that are based on management's current expectations. Actual results may differ materially as a result of any one or more of the risks including that the Company will not successfully complete negotiations of the working capital facility and those risks identified in the Company's filings under the Securities and Exchange Act of 1934, in particular in the section captioned "Business Factors" of the Company's Form 10- K as amended filed with the Securities Exchange Commission for the year ended December 31, 1997 and subsequent filings.


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